Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement File No. 333-170257 on Form S-8; Post-Effective Amendment No. 1 to Registration Statement File No. 333-165872 on Form S-8; Post-Effective Amendment No. 2 to Registration Statement File No. 333-64368 on Form S-8; and Post-Effective Amendment No. 2 to Registration Statement File No. 333-83636 on Form S-8 of Ophthalmic Imaging Systems of our report dated April 15, 2011, relating to our audit of the consolidated financial statements, which appear in the Annual Report on Form 10-K of Ophthalmic Imaging Systems for the year ended December 31, 2010.

We also consent to the reference to our firm under the caption "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Perry-Smith LLP

Sacramento, California
May 13, 2011